Exhibit 4

CONTRATO DE ADESÃO DE VENDEDORA	SELLER ACCESSION AGREEMENT

O presente Contrato de Adesão de Vendedora, datado de 06 de outubro de 2016 (“Acordo”), é firmado entre Caixa de Previdência dos Funcionários do Banco do Brasil - PREVI, entidade fechada de previdência complementar organizada e existente de acordo com as leis do Brasil, com sede na Cidade e Estado do Rio de Janeiro, RJ, na Praia de Botafogo, n.º 501, 3º e 4º andares, CEP: 22.250-040, inscrita no CNPJ/MF sob o n.º 33.754.482/0001-24 (a “Vendedora Aderente”), com respeito ao Contrato de Compra e Venda de Ações celebrado em 02 de setembro de 2016 (o “Contrato de Compra e Venda de Ações”) entre a State Grid Brazil Power Participações Ltda., a State Grid International Development Limited, ESC Energia S.A., a Camargo Correa S.A. e qualquer outra Vendedora que se torne parte signatária do Contrato de Compra e Venda de Ações de acordo com a Cláusula X do presente instrumento. Os termos iniciados em letra maiúscula não definidos de outro modo neste instrumento terão o significado a eles atribuídos no Contrato de Compra e Venda de Ações.

This SELLER ACCESSION AGREEMENT, dated as of October 06, 2016 (this “Agreement”), is being entered into by Caixa de Previdência dos Funcionários do Banco do Brasil – PREVI, a closed complementary pension fund (entidade fechada de previdência complementar) duly organized and existing under the Laws of Brazil, with its principal place of business in Rio de Janeiro, RJ, at Praia de Botafogo, no. 501, 3o and 4o floors, Zip Code 22.250-040, enrolled with CNPJ under no. 33.754.482/0001-24 (the “Acceding Seller”) with respect to the Share Purchase Agreement, dated as of September 02, 2016 (the “Share Purchase Agreement”), by and among State Grid Brazil Power Participações Ltda, State Grid International Development Limited, ESC Energia S.A., Camargo Correa S.A. and any other Seller becoming a party to the Share Purchase Agreement in accordance with Article X thereof. Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Share Purchase Agreement.

CONSIDERANDO QUE a Vendedora Aderente é (ou, à medida que a Vendedora Aderente seja uma Controladora de Outra Acionista que esteja aderindo ao Contrato de Compra e Venda de Ações nos termos da Cláusula 10.2 do Contrato de Compra e Venda de Ações, a Vendedora Aderente e sua Subsidiária que seja Outra Acionista Relevante são em conjunto) a(s) proprietária(s) legítima(s) e diretas(s) (i) do número de Ações vinculadas ao Acordo de Acionistas da Companhia descrito na coluna (A) do

WHEREAS, the Acceding Seller is (or, to the extent the Acceding Seller is an Other Shareholder Parent acceding to the Share Purchase Agreement pursuant to Section 10.2 of the Share Purchase Agreement, the Acceding Seller and its Subsidiary that is an Other Significant Shareholder collectively are) the record and beneficial owner(s) of (i) the number of Shares bound by the Company Shareholders Agreement set forth in column (A) of Schedule 1 to this Agreement and (ii) the number of

Anexo 1 deste Acordo, e (ii) do número de Ações não vinculadas ao Acordo de Acionistas da Companhia descrito na coluna (B) do Anexo 1 do presente Acordo;	Shares not bound by the Company Shareholders Agreement set forth in column (B) of Schedule 1 to this Agreement;

CONSIDERANDO QUE a Vendedora Aderente (e/ou sua Subsidiária que seja Outra Acionista Relevante, conforme aplicável) exerceu seu direito de venda conjunta de acordo com a Cláusula 11.4 do Acordo de Acionistas da Companhia em relação ao número de Ações descrito na coluna (C) do Anexo 1 ao presente Acordo, representando (i) todas as Ações vinculadas ao Acordo de Acionistas da Companhia que sejam detidas por tal Vendedora e suas Afiliadas e (ii) a percentagem do capital social emitido e em circulação da Companhia descrita na coluna (D) do Anexo 1 ao presente Acordo; e

WHEREAS, the Acceding Seller (and/or its Subsidiary that is an Other Significant Shareholder, as applicable) has exercised its tag-along rights pursuant to Section 11.4 of the Company Shareholders Agreement with respect to the number of Shares set forth in column (C) of Schedule 1 to this Agreement, representing (i) all of the Shares bound by the Company Shareholders Agreement held by such Seller and its Affiliates and (ii) the percentage of the issued and outstanding capital stock of the Company set forth in column (D) of Schedule 1 to this Agreement; and

CONSIDERANDO QUE a Vendedora Aderente deseja se tornar uma parte signatária do Contrato de Compra e Venda de Ações na condição de “Vendedora”, conforme previsto no presente instrumento e no Contrato de Compra e Venda de Ações,

WHEREAS, the Acceding Seller desires to become a party to the Share Purchase Agreement in the position of a “Seller” as provided herein and in the Share Purchase Agreement,

ISTO POSTO, em consideração ao acima exposto e às declarações, garantias, obrigações, acordos e condições previstas no presente Acordo e no Contrato de Compra e Venda de Ações, e com a intenção de aqui se obrigarem legalmente, a Vendedora Aderente desde já concorda, em benefício de cada uma das demais Partes do Contrato de Compra e Venda de Ações, com o seguinte:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement and in the Share Purchase Agreement, and intending to be legally bound hereby, the Acceding Seller hereby agrees, for the benefit of each other Party to the Share Purchase Agreement, as follows:

1. Adesão. A Vendedora Aderente concorda que, ao assinar e	1. Accession. The Acceding Seller agrees that, by

entregar o presente Acordo à Compradora e às outras Vendedoras signatárias do Contrato de Compra e Venda de Ações na data do presente instrumento, a Vendedora Aderente se tornou parte signatária do Contrato de Compra e Venda de Ações, na condição de “Vendedora” (com todos os direitos, deveres e obrigações correspondentes previstos no Contrato de Compra e Venda de Ações e aplicáveis às Vendedoras, com a mesma força e efeito que teriam se tal Vendedora Aderente tivesse firmado o Contrato de Compra e Venda de Ações na data de sua celebração); contanto que a Vendedora Aderente tenha cumprido estritamente as exigências da cláusula aplicável do Capítulo X do Contrato de Compra e Venda de Ações (as “Exigências para Adesão”). A Vendedora Aderente desde já renuncia a todas e quaisquer reivindicações, defesas ou outros direitos que ela possa ter de alegar que não se tornou efetivamente parte do Contrato de Compra e Venda de Ações na condição de “Vendedora”, sem prejuízo do direito da Compradora de alegar o mesmo ou renunciar aos seus direitos em face de qualquer descumprimento das Exigências para Adesão por parte da Vendedora Aderente.	executing and delivering this Agreement to Buyer and the other Sellers party to the Share Purchase Agreement as of the date hereof, the Acceding Seller has become a party to the Share Purchase Agreement in the position of a “Seller” (with all attendant rights, duties and obligations stated in the Share Purchase Agreement as being applicable to Sellers, with the same force and effect as if such Acceding Seller had executed the Share Purchase Agreement on the date thereof); provided that the Acceding Seller has strictly complied with the requirements of the applicable Section of Article X of the Share Purchase Agreement (the requirements referred to in this proviso being the “Accession Requirements”). The Acceding Seller hereby waives any and all claims, defenses or other rights it might otherwise be able to assert that it has not effectively become a party to the Share Purchase Agreement in the position of a “Seller”, without prejudice to Buyer’s right to assert the same or to waive any non-compliance by the Acceding Seller with the Accession Requirements.

2. Declarações e Garantias. A Vendedora Aderente concorda que, ao assinar e entregar o presente Acordo à Compradora, fez e deu à Compradora as declarações e garantias previstas nos Capítulos III e IV do Contrato de Compra e Venda de Ações de acordo com, para os propósitos de, e nas datas e momentos previstos no Contrato de Compra e Venda de Ações.

2. Representations and Warranties. The Acceding Seller agrees that by executing and delivering this Agreement to Buyer, it has made to Buyer the representations and warranties set forth in Article III and Article IV of the Share Purchase Agreement pursuant to and for the purposes of, and at the dates and times set forth in, the Share Purchase Agreement.

3. Anexo de Ações. Para os fins do Contrato de Compra e Venda de Ações, “Anexo de Ações” significa, com respeito à Vendedora Aderente, o	3. Share Schedule. For purposes of the Share Purchase Agreement, “Share Schedule” means, with respect to the Acceding Seller,

Anexo 1 ao presente instrumento.	Schedule 1 hereto.

4. Conhecimento. “Conhecimento” da Vendedora Aderente, para os fins do Contrato de Compra e Venda de Ações, significará o conhecimento efetivamente possuído ou que, após o devido e diligente questionamento razoável sobre a matéria pertinente nas circunstâncias em questão, é razoavelmente esperado por qualquer uma das pessoas elencadas no Anexo 2 do presente instrumento.

4. Knowledge. “Knowledge” of the Acceding Seller for purposes of the Share Purchase Agreement shall mean the actual knowledge, or such knowledge as would reasonably be expected after due and diligent inquiry reasonable under the circumstances with respect to the applicable matter, of any of the individuals set forth on Schedule 2 hereto.

5. Legislação Aplicável. O presente Acordo deverá ser interpretado, cumprido e executado em todos seus aspectos de acordo com as Leis do Brasil, sem dar efeito aos princípios ou normas que regulam o conflito de Leis, na medida em que tais princípios ou normas possam exigir ou permitir a aplicação de Leis de alguma outra jurisdição.

5. Governing Law. This Agreement shall be construed, performed and enforced in all respects in accordance with the Laws of Brazil without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

6. Terceiros Beneficiários. Cada uma das Partes signatárias do Contrato de Compra e Venda de Ações é considerada expressamente uma terceira beneficiária deste Acordo. Salvo conforme previsto na sentença imediatamente acima, nada no presente Acordo, quer expressa ou implicitamente, pretende conferir ou conferirá a qualquer outra Pessoa qualquer direito, benefício ou reparação de qualquer natureza conforme o presente Acordo ou em virtude dele, além dos direitos de terceiros previstos no Capítulo IX do Contrato de Compra e Venda de Ações.

6. Third-Party Beneficiaries. Each of the other Parties to the Share Purchase Agreement are express third parties beneficiaries of this Agreement. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than the third-party rights provided for under ARTICLE IX of the Share Purchase Agreement.

7. Arbitragem.	7. Arbitration.

(a) Qualquer divergência, disputa, controvérsia ou reivindicação decorrente de ou relacionada ao presente Acordo, inclusive, entre outras coisas, quanto à existência, validade,	(a) Any discrepancy, dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, the existence, validity, effectiveness,

eficácia, interpretação, cumprimento, implementação, rescisão ou qualquer violação do presente instrumento (uma “Disputa”) entre as Partes, incluindo quaisquer de seus sucessores a qualquer título, deverá ser resolvida de forma exclusiva e definitiva, sem qualquer recurso, através de arbitragem final e vinculante. A arbitragem e as audiências de arbitragem deverão ocorrer na cidade de São Paulo, Estado de São Paulo, Brasil. A arbitragem será administrada pela Corte Internacional de Arbitragem da Câmara de Comércio Internacional (“CCI”) de acordo com o Regulamento de Arbitragem da CCI (“Regulamento de Arbitragem”) em vigor na data do início da arbitragem, conforme alterado pelo presente Acordo ou através de acordo mútuo entre as Partes, e de acordo com a Lei No 9.307/96.	interpretation, performance, implementation, termination or any breach hereof or thereof (a “Dispute”) among the Parties, including any of its successors at any title, shall be exclusively and definitively resolved, without any recourse to appeal, by final and binding arbitration. The seat of such arbitration shall be, and the arbitration hearings shall be held in, the City of São Paulo, State of São Paulo, Brazil. The arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) in accordance with the Rules of Arbitration of the ICC (“Arbitration Rules”), as in effect as of the date of commencement of the arbitration, as modified by this Agreement or mutual agreement of the Parties, and with Law 9,307/96.

(b) A arbitragem deverá ser conduzida em idioma inglês, embora possam ser apresentados documentos e prestados testemunhos em português ou em qualquer outro idioma, desde que sejam acompanhados de uma tradução.

(b)The arbitration shall be conducted in the English language, although documents or testimony may be submitted in Portuguese or any other languages if a translation is provided.

(c) O tribunal arbitral deverá se composto por três árbitros. O primeiro árbitro deverá ser nomeado pela parte requerente. O segundo árbitro deverá ser nomeado pela parte requerida. O terceiro árbitro (que será o presidente do tribunal) deverá ser nomeado pelos árbitros nomeados pelas duas partes dentro de 15 (quinze) dias após a data da confirmação do árbitro nomeado pela segunda parte. Caso qualquer Parte deixe de nomear um árbitro dentro do período estabelecido ou caso os dois árbitros não consigam chegar a um acordo sobre o terceiro árbitro dentro dos prazos aplicáveis, a nomeação do terceiro árbitro deverá ser

(c)The arbitration panel shall be composed of three arbitrators. The first arbitrator shall be appointed by the claimant. The second arbitrator shall be appointed by the respondent. The third arbitrator (who shall act as chairman) shall be appointed by the two party-appointed arbitrators, within fifteen (15) days from the date of confirmation of the second party-appointed arbitrator. If any Party fails to appoint an arbitrator within the required period, or if the two arbitrators cannot reach an agreement with respect to the third arbitrator within the applicable periods, the appointment shall be made by the ICC

feita pelo Tribunal Internacional de Arbitragem da CCI de acordo com o Regulamento de Arbitragem. À medida que uma Disputa envolva mais de uma parte requerente, as partes requerentes em questão deverão nomear em conjunto o primeiro árbitro. À medida que qualquer Disputa envolva mais de uma parte requerida, as partes requeridas em questão deverão nomear em conjunto o segundo árbitro.	International Court of Arbitration pursuant to the Arbitration Rules. To the extent that a Dispute involves more than one party as claimant, such claimants shall jointly appoint the first arbitrator. To the extent that any Dispute involves more than one respondent, such respondents shall jointly appoint the second arbitrator.

(d) No caso de uma arbitragem envolvendo 3 (três) ou mais partes que não possam ser colocadas em um grupo de requerentes nem em um grupo de requeridos, as partes deverão de comum acordo nomear dois árbitros dentro de 15 (quinze) dias após o recebimento da última notificação nesse sentido pela CCI. O terceiro árbitro, que deverá atuar como Presidente do tribunal arbitral, deverá ser nomeado pelos árbitros nomeados pelas partes dentro de 15 (quinze) dias após a confirmação do último árbitro, ou, caso não seja possível por algum motivo, pela CCI, de acordo com o Regulamento de Arbitragem. Caso as partes deixem de nomear os árbitros, todos os membros do tribunal arbitral deverão ser nomeados pela CCI, de acordo com o Regulamento de Arbitragem, que deverá designar um deles para atuar como presidente do tribunal arbitral.

(d) In case of an arbitration involving three (3) or more parties that can neither be set in a group of claimants nor in a group of respondents, the parties, in agreement, shall appoint two arbitrators within fifteen (15) days after receipt of the last notice by the ICC in this sense. The third arbitrator, whom shall act as the President of the arbitration panel, shall be appointed by the party-appointed arbitrators within fifteen (15) days after the confirmation of the last arbitrator or, if that is not possible by any reason, by the ICC, in accordance with the Arbitration Rules. If the parties fail to appoint the arbitrators, all members of the arbitration panel shall be appointed by the ICC, in accordance with the Arbitration Rules, which shall designate one of them to serve as chairman of the arbitration panel.

(e) Contanto que os termos de referência não tenham sido assinados pelas partes ou aprovados pela CCI, a CCI pode consolidar, conforme o caso, dois ou mais procedimentos arbitrais simultâneos decorrentes do presente Acordo ou de qualquer outro contrato firmado pelas Partes, de acordo com o Regulamento de Arbitragem. Após os termos de referência serem assinadas pelas partes

(e) Provided that the terms of reference have not been signed by the parties or approved by the ICC, the ICC may consolidate two or more simultaneous arbitral proceedings arising out of this Agreement or any other agreement entered by the Parties, as the case may be, in accordance with the Arbitration Rules. After the terms of reference are signed by the parties of the Dispute or it is approved by the

em Disputa ou serem aprovados pela CCI, o tribunal arbitral pode consolidar o procedimento arbitral com base neste Acordo ou em qualquer outro contrato, contato que: (i) os procedimentos de arbitragem sejam oriundos da mesma relação jurídica; (ii) as cláusulas compromissórias sejam compatíveis; (iii) nenhuma parte seja prejudicada indevidamente; e (iv) a consolidação em tais circunstâncias não resulte em atraso indevido. O tribunal arbitral que foi constituído primeiro terá jurisdição para consolidação e sua decisão será final e obrigará as partes em todos os procedimentos.	ICC, the arbitration panel may consolidate arbitral proceedings based on this or any other agreement provided that: (i) the arbitral proceedings arise in connection with the same legal relationship; (ii) the arbitration clauses are compatible; (iii) no party would be unduly prejudiced; and (iv) consolidation under these circumstances would not result in undue delay. The arbitration panel that was first constituted shall have jurisdiction for consolidation and its decision shall be final and binding upon the parties to all proceedings.

(f) Qualquer sentença do tribunal arbitral deve ser proferida por escrito e indicar os fundamentos sobre os quais se baseie. A sentença será final e obrigará as Partes e seus sucessores a qualquer título, e o reconhecimento e a execução judicial da sentença arbitral podem ser solicitados a qualquer tribunal de jurisdição competente. Os honorários da arbitragem e outros custos razoáveis e comprovadamente incorridos pela parte vencedora no procedimento de arbitragem, incluindo honorários advocatícios razoáveis, deverão ser arcados conforme determinado pelo tribunal arbitral.

(f) Any award of the arbitration panel must be in writing and state the grounds upon which it is based. The award shall be final and binding on the Parties and their successors at any title, and a judgment upon the award may be recognized and enforced in any court of competent jurisdiction. The fees of the arbitration and other reasonable and documented costs of the party which has prevailed in such arbitration, including reasonable attorney’s fees, shall be borne as established by the arbitration panel.

(g) Assim que for instalado, o tribunal arbitral pode, a pedido de uma Parte, ordenar qualquer medida liminar ou cautelar que julgar apropriada. O tribunal arbitral pode conceder qualquer medida mediante prestação de caução adequada pela parte solicitante. Qualquer medida deverá ser tomada na forma de uma ordem fundamentada ou de uma sentença parcial, conforme o tribunal arbitral considere adequado. Antes da instalação do tribunal arbitral, as Partes podem recorrer a qualquer autoridade

(g) As soon as constituted, the arbitration panel may, at the request of a Party, order any interim or conservatory measure it deems appropriate. The arbitration panel may make the granting of any such measure subject to appropriate security being furnished by the requesting party. Any such measure shall take the form of an order, giving reasons, or of a partial award, as the arbitration panel considers appropriate. Before the constitution of the arbitration panel, the Parties may apply

judicial competente ou ao Árbitro de Emergência, conforme previsto no Regulamento de Arbitragem, para obter medidas liminares ou cautelares. A solicitação que uma Parte venha a fazer a alguma autoridade judicial ou ao Árbitro de Emergência de tais medidas ou da implementação de quaisquer das medidas decretadas pelo tribunal arbitral não será considerada uma infração ou uma renúncia ao acordo de arbitragem e não prejudicará os poderes relevantes reservados ao tribunal arbitral.	to any competent judicial authority or to the Emergency Arbitrator, as provided in the Arbitration Rules, for interim or conservatory measures. The application of a Party to a judicial authority or to the Emergency Arbitrator for such measures or for the implementation of any such measures ordered by the arbitration panel shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitration panel.

(h) A promessa de cada Parte de resolver todas as Disputas conforme previsto no presente instrumento é feita em contrapartida a uma promessa idêntica da outra Parte. Os detalhes ou a existência de quaisquer Disputas, de quaisquer reuniões formais ou informais e de procedimentos conduzidos nos termos do presente instrumento e de qualquer procedimento de instrução relacionado a qualquer arbitragem deverão ser mantidos em estrito sigilo e não deverão ser divulgados ou discutidos com quaisquer terceiros (excluindo advogados, contadores, seguradoras e outros agentes e representantes de uma Parte, conforme razoavelmente exigido em relação a qualquer procedimento de resolução de Disputa com base no presente instrumento), exceto conforme de outro modo exigido por qualquer Lei ou norma de qualquer bolsa de valores na qual sejam negociados valores mobiliários da Parte em questão, e conforme necessário em processos judiciais em relação à arbitragem ou para executar ou afastar a sentença arbitral.

(h) Each Party’s promise to resolve all Disputes as set forth herein is given in consideration for the other Party’s like promise. The details or existence of any Disputes, any formal or informal meetings and proceedings conducted hereunder, and any discovery taken in connection with any arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any third party (excluding a Party’s attorneys, accountants, insurers and other agents and representatives, as reasonably required in connection with any Dispute resolution procedure hereunder), except as otherwise required by any Law or rule of any securities exchange on which such Party’s securities are traded, and as necessary in court proceedings in relation to the arbitration or to enforce or set aside the arbitration award.

(i) Cada uma das Partes reserva-se o direito de recorrer ao Judiciário para: (a) exigir a instalação	(i) Each Party retains the right to seek judicial assistance to: (a) enforce the

da arbitragem; (b) obter medidas liminares para proteger direitos e (c) executar qualquer decisão dos árbitros, incluindo a sentença final. Todas as medidas liminares e urgentes, quando aplicáveis, e os procedimentos de execução deverão ser solicitados a qualquer tribunal que tenha jurisdição competente sobre as Partes, conforme o caso, ou sobre seus ativos, ou aos tribunais da comarca da Cidade de São Paulo, Estado de São Paulo, Brasil. Para quaisquer outras medidas judiciais, as Partes desde já elegem os tribunais da cidade de São Paulo, Estado de São Paulo, os quais terão jurisdição para decidir tais questões.	applicability of the arbitration; (b) obtain interim measures of protection and (c) enforce any decision of the arbitrators, including the final award. All interim and urgent measures, when applicable, and enforcement procedures, shall be requested to any court having jurisdiction over the Parties, as the case may be, their assets or to the courts of the city of São Paulo, State of São Paulo, Brazil. For any other judicial measures, the Parties hereby elect, the courts of the City of São Paulo, State of São Paulo shall have jurisdiction on such matters.

8. Outras Disposições. As disposições previstas nas Cláusulas 13.2, 13.3, 13.4, 13.5, 13.6, 13.10, 13.11, 13.12 e 13.13 do Contrato de Compra e Venda de Ações são incorporadas ao presente instrumento mutatis mutandis.

8. Other Provisions. The provisions set forth in Sections 13.2, 13.3, 13.4, 13.5, 13.6, 13.10, 13.11,13.12 and 13.13 of the Share Purchase Agreement are incorporated herein mutatis mutandis.

9. Renúncia. Ao firmar e entregar à Compradora o presente Acordo, a Vendedora Aderente (e cada Afiliada dela que seja uma parte signatária do Acordo de Acionistas da Companhia) concorda(m) que renunciou(aram) irrevogavelmente, em favor da Compradora, da ESC, da CCSA, da Companhia e de cada outra Vendedora e cada afiliada de qualquer uma destas, (i) a quaisquer direitos de preferência (inclusive de acordo com a Cláusula 11.3 do Acordo de Acionistas da Companhia), (ii) a quaisquer direitos adicionais de venda conjunta (inclusive de acordo com a Cláusula 11.4(III) do Acordo de Acionistas da Companhia), e (iii) a quaisquer outros direitos (inclusive de acordo com as Cláusulas 11.5 ou 12.1 do Acordo de Acionistas da Companhia) que lhe estejam de outro modo disponíveis, no caso do disposto em cada um dos subitens de (i)

9. Waiver. By executing and delivering this Agreement to Buyer, the Acceding Seller (and each Affiliate thereof that is party to the Company Shareholders Agreement) agree(s) that it and such Affiliates have hereby irrevocably waived, for the benefit of Buyer, ESC, CCSA, the Company and each other Seller, and each affiliate of any of the foregoing, (i) any rights of first refusal (including pursuant to Section 11.3 of the Company Shareholders Agreement), (ii) any further tag-along rights (including pursuant to Section 11.4(III) of the Company Shareholders Agreement), and (iii) any other rights (including pursuant to Section 11.5 or Section 12.1 of the Company Shareholders Agreement) that might otherwise be available to it, in the case of each of clause (i) through clause (iii), pursuant to the Company

a (iii), com base no Acordo de Acionistas da Companhia, em relação ao presente Acordo ou a quaisquer das Transações.	Shareholders Agreement in connection with this Agreement or any of the Transactions.

10. Anexo de Notificações. O Anexo 3 do presente instrumento contém os dados de notificação para a Vendedora Aderente a serem incluídos no “Anexo de Notificações” do Contrato de Compra e Venda de Ações.

10. Notices Schedule. Schedule 3 hereto sets forth the notice details for the Acceding Seller to be included to the “Notices Schedule” for the Share Purchase Agreement.

E, POR ESTAREM ASSIM JUSTAS E CONTRATADAS, as partes firmaram o presente Acordo na data informada no início deste instrumento.	IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Caixa de Previdência dos Funcionários do Banco do Brasil - PREVI

Por / By:

/s/ Renato Proença Lopes
Nome / Name: Renato Proença Lopes
Cargo / Title: Diretor de Participações

/s/ Marcus Moreira de Almeida
Nome / Name: Marcus Moreira de Almeida
Cargo / Title: Diretor de Investimentos

TESTEMUNHAS / WITNESSES

1.	/s/ Fernanda de Oliveira Santos	2.	/s/ Alexandre José Fava de Souza Junior
	Fernanda de Oliveira Santos		Alexandre José Fava de Souza Junior
	RG: 11754492—4		RG: 10.708.343-8 IFP-RJ

Anexo 1 / Schedule 1

ANEXO DE AÇÕES DA VENDEDORA ADERENTE / ACCEDING SELLER’S SHARE SCHEDULE

(A)	(B)	(C)	(D)

Número de Ações

Detidas pela

Vendedora Aderente e

suas Afiliadas que

estão vinculadas ao

Acordo de Acionistas

da Companhia /

Number of Shares

owned by Acceding

Seller and its Affiliates

that are bound by the

Company Shareholders

Agreement

Número de Ações

Detidas pela Vendedora

Aderente e suas

Afiliadas que não estão

vinculadas ao Acordo

de Acionistas da

Companhia / Number of

Shares owned by

Acceding Seller and its

Affiliates that are not

bound by the Company

Shareholders Agreement

Número de Ações de

Venda Conjunta a serem

vendidas pela Vendedora

Aderente à Compradora

com base no Contrato de

Compra e Venda de Ações

(sujeito a ajustes para cima

de acordo com o Contrato

de Compra e Venda de

Ações) / Number of Tag-

Along Shares to be sold by

Acceding Seller to Buyer

under the Share Purchase

Agreement (subject to

upward adjustments in

accordance with the Share

Purchase Agreement)

Percentual de todas
as Ações a serem
vendidas pela
Vendedora
Aderente à
Compradora com
base no Contrato de
Compra e Venda de
Ações / Percentage
of all Shares to be
sold by Acceeding
Seller to Buyer
under the Share
			Purchase Agreement
196.276.558	103.511.001	196.276.558 [1] (todas são Ações vinculadas ao Acordo de Acionistas da Companhia) / (all are Shares bound by the Company Shareholders Agreement)	19,77%[2]

[1]	Para dirimir dúvidas, 4.921.772 das Ações listadas na Coluna B também serão vendidas à Vendedora Aderente à Compradora nos termos do Contrato conforme representem bonificações em Ações recebidas em ou depois de 1 de janeiro de 2016 e antes do Fechamento em Ações vinculadas. / For the avoidance of doubt, 4.921.772 of the Shares listed in column (B) are also to be sold by the Acceding Seller to Buyer under the Agreement as they represent Share dividends received on or after January 1, 2016 and prior to the Closing (bonificações em ações) on bound Shares.
[2]	Para dirimir dúvidas, este percentual inclui as ações indicadas na nota de rodapé número 1 acima (4.921.772). / For the avoidance of doubt, this percentage includes the Shares indicated in footnote no. 1 above (4.921.772).

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